                                                                                                                                                                    Exhibit  4.1

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QUICK-MED TECHNOLOGIES, INC.
AMENDED AND RESTATED
2001 EQUITY INCENTIVE PLAN

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As approved by the Board of Directors on March 4, 2001, and as amended and restated with the approval of the Board of Directors on October 31, 2004.

1. Purpose. The purpose of the Quick-Med Technologies, Inc. Amended and Restated 2001 Equity Incentive Plan (the "Plan") as adopted by and approved by the Board of Directors of Quick-Med Technologies, Inc., a Nevada corporation, for itself and any subsidiaries (the "Company"), is to advance the interests of the Company by providing an additional incentive to attract, retain and motivate highly qualified and competent persons who are key to the Company, and upon whose efforts and judgment the success of the Company and its subsidiaries is largely dependent, including key employees, consultants, independent contractors, advisory board members, officers and directors, by authorizing the grant of awards of Common Stock and options to purchase Common Stock of the Company to persons who are eligible to participate hereunder, thereby encouraging stock ownership in the Company by such persons, all upon and subject to the terms and conditions of this Plan.

2.  Definitions. As used herein, the following terms shall have the meanings indicated:

(a)	"Award" means any grant or sale pursuant to the Plan of Options, Restricted Stock, or Stock Grants.

(b)	"Award Agreement" means an agreement between the Company and the recipient of an Award, setting forth the terms and conditions of the Award.

(c)	"Board" shall mean the Board of Directors of the Company.

(d)	"Cause" shall mean any of the following:

(i)	a determination by the Company that there has been a willful, reckless or grossly negligent failure by the Participant to perform his or her duties as an employee of the Company;

(ii)	a determination by the Company that there has been a willful breach by the Optionee of any of the material terms or provisions of any employment agreement between such Optionee and the Company;

(iii)	any conduct by the Optionee that either results in his or her conviction of a felony under the laws of the United States of America or any state thereof;

(iv)
a determination by the Company that the Optionee has committed an act or acts involving fraud, embezzlement, misappropriation, theft, breach of fiduciary duty or material dishonesty against the Company, its properties or its personnel;

(v)
a determination by the Company that there has been a willful, reckless or grossly negligent failure by the Optionee to comply with any rules, regulations, policies or procedures of the Company, or that the Optionee has engaged in any act, behavior or conduct demonstrating a deliberate and material violation or disregard of standards of behavior that the Company has a right to expect of its employees; or

(vi)
if the Optionee, while employed by the Company and for two years thereafter (or such shorter period as may be stated in any employment, confidentiality or noncompete agreement with the Optionee), violates a confidentiality and/or noncompete agreement with the Company, or fails to safeguard, divulges, communicates, uses to the detriment of the Company or for the benefit of any person or persons, or misuses in any way, any Confidential Information; provided, however, that, if the Optionee has entered into a written employment agreement with the Company which remains effective and which expressly provides for a termination of such Optionee's employment for "cause," the term "Cause" for purposes of this Plan shall have the meaning as set forth in the Optionee's employment agreement in lieu of the definition of "Cause" set forth in this Section 2(d).

(e)
"Change of Control" shall mean the acquisition by any person or group (as that term is defined in the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules promulgated pursuant to that act) in a single transaction or a series of transactions of 40% or more in voting power of the outstanding stock of the Company and a change of the composition of the Board of Directors so that, within one year after the acquisition took place, a majority of the members of the Board of Directors of the Company, or of any corporation with which the Company may be consolidated or merged, are persons who were not directors or officers of the Company or one of its Subsidiaries immediately prior to the acquisition, or to the first of a series of transactions which resulted in the acquisition of 40% or more in voting power of the outstanding stock of the Company.

(f)	"Code" shall mean the Internal Revenue Code of 1986, as amended.

(g)	"Committee" shall mean the stock option or compensation committee appointed by the Board or, if not appointed, the Board.

(h)	"Common Stock" shall mean the Company's Common Stock, par value $0.0001 per share.

(i)
"Confidential Information" shall mean any and all information pertaining to the Company's financial condition, clients, customers, prospects, sources of prospects, customer lists, trademarks, trade names, service marks, service names, "know-how," trade secrets, products, services, details of client or consulting contracts, management agreements, pricing policies, operational methods, site selection, results of operations, costs and methods of doing business, owners and ownership structure, marketing practices, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers and business acquisition plans, that is not generally available to the public.

(j)	"Director" shall mean a member of the Board.

(k)
"Employee" shall mean any person, including Officers, Directors, consultants and independent contractors, who is either employed or engaged by the Company or any parent or Subsidiary of the Company within the meaning of Code Section 3401(c) or the regulations promulgated thereunder. For purposes of any Non-Qualified Option only, any Officer or Director of the Company shall be considered an Employee even if he or she is not an employee with the meaning of the first sentence of this section.

(l)
"Fair Market Value" of a Share on any date of reference shall be the Closing Price of a share of Common Stock on the business day immediately preceding such date, unless the Committee in its sole discretion shall determine otherwise in a fair and uniform manner. For this purpose, the "Closing Price" of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, the last reported sale price of the Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the Common Stock is quoted on Nasdaq or any similar system of automated dissemination of quotations of securities prices in common use, the closing sales price or, if not available the mean between the closing high bid and low asked quotations for such day of the Common Stock on such system, or (iii) if neither clause (i) nor (ii) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the 10 preceding days. If the information set forth in clauses (i) through (iii) above is unavailable or inapplicable to the Company (e.g., if the Company's Common Stock is not then publicly traded or quoted), then the "Fair Market Value" of a Share shall be the fair market value (i.e., the price at which a willing seller would sell a Share to a willing buyer when neither is acting under compulsion and when both have reasonable knowledge of all relevant facts) of a share of the Common Stock on the business day immediately preceding such date as the Committee in its sole and absolute discretion shall determine in a fair and uniform manner.

(m)	"Grant Date" means the date as of which an Option is granted, as determined under Section 4(a)(i).

(n)	"Incentive Stock Option" shall mean an incentive stock option as defined in Section 422 of the Code.

(o)	"Non-Employee Directors" shall have the meaning set forth in Rule 16b-3(b)(3)(i) under the Securities Exchange Act of 1934, as amended.

(p)	"Non-Statutory Stock Option" or "Nonqualified Stock Option" shall mean an Option which is not an Incentive Stock Option.

(q)
"Officer" shall mean the Company's chairman, chief executive officer, president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of subsidiaries shall be deemed Officers of the Company if they perform such policy-making functions for the Company. As used in this paragraph, the phrase "policy-making function" does not include policy-making functions that are not significant. Unless specified otherwise in a resolution by the Board, an "executive officer" pursuant to Item 401(b) of Regulation S-K (17 C.F.R. ss.229.401(b)) shall be only such person designated as an "Officer" pursuant to the foregoing provisions of this paragraph.

(r)	"Option" (when capitalized) shall mean any stock option granted under this Plan.

(s)	"Optionee" shall mean a Participant to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

(t)	"Participant" means any holder of an outstanding Award under the Plan.

(u)
"Plan" shall mean this 2001 Equity Incentive Plan of the Company, which Plan shall be effective upon approval by the Board, subject to approval, within 12 months of the date thereof by holders of a majority of the Company's issued and outstanding Common Stock of the Company.

(v)	"Restricted Stock" means a grant or sale of shares of Common Stock to the Participant subject to a Risk of Forfeiture.

(w)	"Restriction Period" means the period of time during which any grant of Restricted Stock remains at Risk of Forfeiture as described in Section 4(d) and the applicable Award Agreement.

(x)
"Risk of Forfeiture" means a limitation on the right of the Participant to retain an Award of Restricted Stock, including a right in the Company to reacquire the Shares at less than their then Fair Market Value, arising because of the occurrence or non-occurrence of specified events or conditions.

(y)	"Stock Grant" means the grant of shares of Common Stock not subject to restrictions or other forfeiture conditions.

(z)	"Securities Act" shall mean the Securities Act of 1933, as amended.

(aa)	"Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(bb)	"Share" or "Shares" shall mean a share or shares, as the case may be, of the Common Stock, as adjusted in accordance with Section 10 of this Plan.

(cc)
"Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(dd)
"Ten Percent Owner" means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company. Whether a person is a Ten Percent Owner shall be determined with respect to each Option based on the facts existing immediately prior to the grant date of such Option.

3. Shares and Options. At no time shall the number of shares of Common Stock issued pursuant to or subject to outstanding Awards granted under the Plan exceed 4,000,000 shares of Common Stock; subject, however, to the provisions of Section 10 of the Plan. Shares of Common Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury. For purposes of applying the foregoing limitation, if any Option expires, terminates, or is cancelled for any reason without having been exercised in full, or any Award of Restricted Stock should be forfeited by the recipient thereof, the shares not purchased by the Optionee or forfeited by such a recipient shall again be available for Awards thereafter to be granted under the Plan. If any Option granted under this Plan shall terminate, expire, or be canceled, forfeited or surrendered as to any Shares, the Shares relating to such lapsed Option shall be available for issuance pursuant to new Options subsequently granted under this Plan. Upon the grant of any Option hereunder, the authorized and unissued Shares to which such Option relates shall be reserved for issuance to permit exercise under this Plan. An Option granted hereunder shall be either an Incentive Stock Option or a Non-Statutory Stock Option as determined by the Committee at the time of grant of such Option and shall clearly state whether it is an Incentive Stock Option or Non-Statutory Stock Option. All Incentive Stock Options shall be granted within 10 years from the effective date of this Plan. Awards of Incentive Options granted prior to shareholder approval of the Plan are hereby expressly conditioned upon such approval, but in the event of the failure of the shareholders to approve the Plan shall thereafter and for all purposes be deemed to constitute Non-Statutory Options.

4. Specific Terms of Awards.

(a)	Options.

(i)
Date of Grant. The granting of an Option shall take place at the time specified in the Award Agreement. Only if expressly so provided in the applicable Award Agreement shall the Grant Date be the date on which the Award Agreement shall have been duly executed and delivered by the Company and the Optionee.

(ii)
Exercise Price. The price at which shares may be acquired under each Incentive Option shall be not less than 100% of the Fair Market Value of Common Stock on the Grant Date, or not less than 110% of the Fair Market Value of Common Stock on the Grant Date if the Optionee is a Ten Percent Owner. The price at which shares may be acquired under each Non-Statutory Option shall not be so limited solely by reason of this Section.

(iii)
Option Period. No Incentive Option may be exercised on or after the tenth anniversary of the Grant Date, or on or after the fifth anniversary of the Grant Date if the Optionee is a Ten Percent Owner. The Option period under each Non-Statutory Option shall not be so limited solely by reason of this Section.

(iv)
Exercisability. An Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine. In the case of an Option not otherwise immediately exercisable in full, the Committee may accelerate the exercisability of such Option in whole or in part at any time, provided the acceleration of the exercisability of any Incentive Option would not cause the Option to fail to comply with the provisions of Section 422 of the Code.

(v)
Termination of Association with the Company. Unless the Committee shall provide otherwise in the grant of a particular Option under the Plan, if the Optionee's employment or other association with the Company and its Affiliates is terminated, whether voluntarily or otherwise, any outstanding Option of the Optionee shall cease to be exercisable in any respect not later than ninety (90) days following such termination and, for the period it remains exercisable following termination, shall be exercisable only to the extent exercisable at the date of termination, provided that if the termination is for Cause, then the Option shall terminate on the date of termination. Military, sick or other bona fide leave shall not be deemed a termination of employment or other association, provided that it does not exceed the longer of ninety (90) days or the period during which the absent Optionee's reemployment rights, if any, are guaranteed by statute or by contract. The Committee in its sole discretion may, by giving written notice ("cancellation notice"), cancel effective upon the date of the consummation of any corporate transaction described in Subsection 5(c) hereof, any Option that remains unexercised on such date. Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after approval of such corporate transaction.

(vi)
Exercise of Option. An Option may be exercised by the Optionee giving written notice, to the Company, specifying the number of shares with respect to which the Option is then being exercised. The notice shall be accompanied by payment in the form of cash, or certified or bank check payable to the order of the Company in an amount equal to the exercise price of the shares to be purchased or, if the Committee had so authorized on the grant of any particular Option hereunder (and subject such conditions, if any, as the Committee may deem necessary to avoid adverse accounting effects to the Company) by delivery of shares of Common Stock held at least six (6) months which have a Fair Market Value equal to the exercise price of the shares to be purchased. Payment of any exercise price may also be made through and under the terms and conditions of any formal cashless exercise program maintained by the Company if the Stock becomes traded on an established market. Receipt by the Company of such notice and payment shall constitute the exercise of the Option. Within 30 days thereafter but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Optionee or his agent a certificate or certificates for the number of shares then being purchased. Such shares shall be fully paid and nonassessable.

(vii)
Limit on Incentive Option Characterization. An Incentive Option shall be considered to be an Incentive Option only to the extent that the number of shares of Common Stock for which the Option first becomes exercisable in a calendar year do not have an aggregate Fair Market Value (as of the date of the grant of the Option) in excess of the "current limit". The current limit for any Optionee for any calendar year shall be $100,000 minus the aggregate Fair Market Value at the date of grant of the number of shares of Common Stock available for purchase for the first time in the same year under each other Incentive Option previously granted to the Optionee under the Plan, and under each other incentive stock option previously granted to the Optionee under any other incentive stock option plan of the Company and its Affiliates. Any shares of Common Stock which would cause the foregoing limit to be violated shall be deemed to have been granted under a separate Non-Statutory Option, otherwise identical in its terms to those of the Incentive Option.

(viii)
Notification of Disposition. Each person exercising any Incentive Option granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of such shares prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code and, if and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements.

(ix)
Other Conditions. In granting Options, the Committee shall take into consideration the contribution the person has made, or is expected to make, to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from Officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Options under this Plan prescribe such terms and conditions concerning such Options as it deems appropriate, including, without limitation, (i) the exercise price or prices of the Option or any installments thereof, (ii) prescribing the date or dates on which the Option becomes and/or remains exercisable, (iii) providing that the Option vests or becomes exercisable in installments over a period of time, and/or upon the attainment of certain stated standards, specifications or goals, (iv) relating an Option to the continued employment of the Optionee for a specified period of time, or (v) conditions or termination events with respect to the exercisability of any Option, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein; provided, however, that to the extent not canceled pursuant to Section 4(a)(v) hereof, upon a Change of Control, any Options that have not yet vested shall vest upon such Change of Control. The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment with the Company or its Subsidiaries. Neither this Plan nor any Option granted under this Plan shall confer upon any person any right to employment or continuance of employment (or related salary and benefits) by the Company or its Subsidiaries.

(b)	Restricted Stock.

(i)	Purchase Price. Shares of Restricted Stock shall be issued under the Plan for such consideration, in cash, other property or services, as is determined by the Committee.

(ii)
Issuance of Certificates. Each Participant receiving a Restricted Stock Award, subject to subsection (iii) below, shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award substantially in the following form:

"The transferability of this certificate and the shares represented by this certificate are subject to the terms and conditions of Quick-Med Technologies, Inc. Amended and Restated 2001 Equity Incentive Plan and an Award Agreement entered into by the registered owner and Quick-Med Technologies, Inc. Copies of such Plan and Agreement are on file in the offices of Quick-Med Technologies, Inc."

(iii)
Escrow of Shares. The Committee may require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Stock covered by such Award.

(iv)
Restrictions and Restriction Period. During the period established by the Committee and set forth in the Award Agreement, i.e., the Restriction Period, Restricted Stock shall be subject to limitations on transferability and a Risk of Forfeiture (which may take the form of a right of the Company to repurchase the Restricted Stock for such consideration, if any, as the Committee shall have determined at grant) arising on the basis of such conditions, related to the performance of services, Company or Affiliate performance or otherwise, as the Committee may determine. Any such Risk of Forfeiture may be waived, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate.

(v)
Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award. Except as otherwise provided in the Plan, at all times prior to lapse of any Risk of Forfeiture applicable to, or forfeiture of, an Award of Restricted Stock, the Participant shall have all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends with respect to the shares of Restricted Stock. The Committee, as determined at the time of Award, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Restricted Stock to the extent shares are available under Section 3.

(vi)
Effect of Termination of Employment or Association. Unless otherwise determined by the Committee at or after grant and subject to the applicable provisions of the Award Agreement, upon termination of a Participant's employment or other association with the Company and its Affiliates for any reason during the Restriction Period, all shares of Restricted Stock still subject to Risk of Forfeiture shall be forfeited or subject to the Company's right of repurchase (as determined from the form of the Risk of Forfeiture); provided, however, that military, sick or other bona fide leave shall not be deemed a termination of employment or other association, if it does not exceed the longer of ninety (90) days or the period during which the absent Participant's reemployment rights, if any, are guaranteed by statute or by contract.

(vii)
Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant promptly if not theretofore so delivered.

(c) Stock Grants. Stock Grants shall be awarded solely in recognition of significant contributions to the success of the Company or its Affiliates, in lieu of compensation otherwise already due and in such other limited circumstances as the Committee deems appropriate. Stock Grants shall be made without forfeiture conditions of any kind.

5. Adjustment of Shares.

(a)
Stock Dividend, Etc. In the event of any distribution on Stock payable in Stock or any split-up or contraction in the number of shares of Stock after the date of an Award Agreement evidencing an Award, the remaining number of shares of Stock subject to such Award and the price to be paid for any share subject to the Award, if any, shall be proportionately adjusted.

(b)
Stock Reclassification. In the event of any reclassification or change of outstanding shares of Stock, immediately thereafter (and subject to further adjustment for subsequent events) any outstanding Award shall thereafter relate to shares of stock or other securities equivalent in kind and value to those shares which the Participant would have received if he or she had held of record the full remaining number of shares of Stock subject to the Award immediately prior to such reclassification or change.

(c)
Consolidation or Merger. Subject to the remainder of this Section 5(c), in the event of any consolidation or merger of the Company with or into another company or in case of any sale or conveyance to another company or entity of the property of the Company as a whole or substantially as a whole, immediately thereafter (and subject to further adjustment for subsequent events) any outstanding Award shall thereafter relate to shares of stock or other securities equivalent in kind and value to those shares and other securities the Participant would have received if he or she had held of record the full remaining number of shares of Stock subject to the Award immediately prior to such consolidation, merger, sale or conveyance. However, unless any Award Agreement evidencing the grant of an Option shall provide different or additional terms, in any such transaction the Committee, in its discretion, may provide instead that any outstanding Option shall terminate, to the extent not exercised by the Optionee prior to termination, either (a) at the close of a period of not less than ten (10) days specified by the Committee and commencing on the Committee's delivery of written notice to the Optionee of its decision to terminate such Option without payment of consideration as provided in the following clause or (b) as of the date of the transaction, in consideration of the Company's payment to the Optionee of an amount of cash equal to difference between the aggregate Fair Market Value of the shares of Stock for which the Option is then exercisable and the aggregate exercise price for such shares under the Option.

(d)
Other. In the event of any corporate action not specifically covered by the preceding Sections, including but not limited to an extraordinary cash distribution on Stock, a corporate separation or other reorganization or liquidation, the Committee may make such adjustment of outstanding Awards and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances.

(e)
Related Matters. Any adjustment in Awards made pursuant to this Section 5 shall be determined and made, if at all, by the Committee and shall include any correlative modification of terms, including of option exercise prices, Risks of Forfeiture and applicable repurchase prices for Restricted Stock, which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action. No fraction of a share shall be purchasable or deliverable upon exercise, but in the event any adjustment hereunder of the number of shares covered by an Award shall cause such number to include a fraction of a share, such number of shares shall be adjusted to the nearest smaller whole number of shares. In the event of changes in the outstanding Stock by reason of any stock dividend, split-up, contraction, reclassification, or change of outstanding shares of Stock of the nature contemplated by this Section 5, the number and kind of shares of Stock available for the purposes of the Plan as stated in Section 3 shall be correspondingly adjusted.

(f)
Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into or exchangeable for shares of its capital stock of any class, either in connection with a direct or underwritten sale or upon the exercise of rights or warrants to subscribe therefor or purchase such Shares, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price of Shares then subject to outstanding Options granted under this Plan.

(g)
Without limiting the generality of the foregoing, the existence of outstanding Awards granted under this Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate(i) any or all adjustments, reclassifications, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company or to which the Company is a party; (iii) any issuance by the Company of debt securities, or preferred or preference stock that would rank senior to or above the Shares subject to outstanding Awards; (iv) any purchase or issuance by the Company of Shares or other classes of Common Stock or common equity securities; (v) the dissolution or liquidation of the Company; (vi) any sale, transfer, encumbrance, pledge or assignment of all or any part of the assets or business of the Company; or (vii) any other corporate act or proceeding, whether of a similar character or otherwise.

(h)
The Participant shall receive written notice within a reasonable time prior to the consummation of such action advising the Participant of any of the foregoing. The Committee may, in the exercise of its sole discretion, in such instances declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his or her Option.

6. Nontransferability of Awards.  Except as otherwise provided in this Section, Awards shall not be transferable, and no Award or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All of a Participant's rights in any Award may be exercised during the life of the Participant only by the Participant or the Participant's legal representative. However, the Committee may, at or after the grant of an Award of a Non-Statutory Option or shares of Restricted Stock, provide that such Award may be transferred by the recipient to an immediate family member; provided, however, that any such transfer is without payment of any consideration whatsoever, that no transfer of an Option shall be valid unless first approved by the Committee, acting in its sole discretion, and that any Restricted Stock so transferred shall remain subject to any applicable restriction on transfer and Risk of Forfeiture. For this purpose, "immediate family member" means an individual's parents, siblings, spouse and issue, spouses of such issue and any trust for the benefit of, or the legal representative of, any of the preceding persons, or any partnership substantially all of the partners of which are one or more of such persons or the Participant.

7. Issuance of Shares.  As a condition of any sale or issuance of Shares upon exercise of any Award, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation including, but not limited to, the following:

(i)
a representation and warranty by the Participant to the Company, at the time any Option is exercised or other Award granted, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

(ii)	(A)
an agreement and undertaking to comply with all of the terms, restrictions and provisions set forth in any then applicable shareholders' or other agreement relating to the Shares, including, without limitation, any restrictions on sale or transferability, any rights of first refusal and any option of the Company to "call" or purchase such Shares under then applicable agreements; and

(B)
any restrictive legend or legends, to be embossed or imprinted on Share certificates, that are, in the discretion of the Committee, necessary or appropriate to comply with the provisions of any securities law or other restriction applicable to the issuance of the Shares.

8. Administration of this Plan.

(a)
This Plan shall be administered by a Committee which shall consist of not less than two Directors. In the event the Common Stock is listed or admitted for trading on any United States national securities exchange or as otherwise required by or advisable under any applicable laws, rules or regulations, the Plan shall be administered by a Committee consisting of not less than two Non-Employee Directors. The Committee shall have all of the powers of the Board with respect to this Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, consultants, and directors, their present and potential contributions to the success of the Company and its subsidiaries, and such other factors as the Committee in its discretion shall deem relevant.

(b)
Subject to the provisions of this Plan, the Committee shall have the authority, in its sole discretion, to: (i) grant Awards, (ii) determine the terms, conditions and provisions of each Award granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Award, (iii) determine the Participants to whom, and time or times at which, Awards shall be granted, (iv) determine the number of Shares to be represented by each Award, (v) defer (with the consent of the Optionee) or accelerate the exercise date of any Option or vesting date of any Stock Grant, and (vi) make all other determinations deemed necessary or advisable for the administration of this Plan, including repricing, canceling and regranting Awards.

(c)
The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of this Plan. The Committee's determinations and its interpretation and construction of any provision of this Plan shall be final, conclusive and binding upon all participants and any holders of any Awards granted under this Plan.

(d)
Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting of the Committee or (ii) without a meeting by the unanimous written approval of the members of the Committee.

(e)	No member of the Committee, or any Officer or Director of the Company or its Subsidiaries, shall be personally liable for any act or omission made in good faith in connection with this Plan.

9. Interpretation.

(a)
This Plan shall be administered and interpreted so that all Incentive Stock Options granted under this Plan will qualify as Incentive Stock Options under Section 422 of the Code. If any provision of this Plan should be held invalid for the granting of Incentive Stock Options or illegal for any reason, such determination shall not affect the remaining provisions hereof, and this Plan shall be construed and enforced as if such provision had never been included in this Plan.

(b)	This Plan shall be governed by the laws of the State of Florida.

(c)	Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan or affect the meaning or interpretation of any part of this Plan.

(d)	Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

(e)
Time shall be of the essence with respect to all time periods specified for the giving of notices to the Company hereunder, as well as all time periods for the expiration and termination of Options in accordance with Section 9 hereof (or as otherwise set forth in an option agreement).

(f)
It is intended that this Plan shall be administered in accordance with the disinterested administration requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission ("Rule 16b-3"), or any successor rule thereto. To the extent any provision of this Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Notwithstanding the above, it shall be the responsibility of each Optionee, not of the Company or the Committee, to comply with the requirements of Section 16 of the Securities Exchange Act; and neither the Company nor the Committee shall be liable if this Plan or any transaction under this Plan fails to comply with the applicable conditions of Rule 16b-3 or any successor rule thereto, or if any such person incurs any liability under Section 16 of the Securities Exchange Act.

10. Market Standoff or Lock-Up Agreements. Each Participant, if so requested by the Company or any representative of the underwriters in connection with any registration of the offering of any securities of the Company under the Securities Act, shall not sell or otherwise transfer any shares of Common Stock acquired pursuant to this Plan during the period as may be agreed to by the Company and such underwriters (the "Lock-Up Period") following the effective date of such registration. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restriction until the end of such Lock-Up Period.

11. Amendment and Discontinuation of this Plan. Either the Board or the Committee may from time to time amend this Plan or any Award without the consent or approval of the shareholders of the Company; provided, however, that, except to the extent provided in Section 9, no amendment or suspension of this Plan or any Award issued hereunder shall substantially impair any Award previously granted to any Participant without the consent of such Optionee.

12. Termination Date.  This Plan shall terminate 10 years after the date of adoption by the Board of Directors.

Amended as of October 31, 2004.

QUICK-MED TECHNOLOGIES, INC.

By:	/s/ David S. Lerner
David S. Lerner
President

By:	/s/ Nam H. Nguyen
Nam H. Nguyen
Chief Financial Officer

QUICK-MED TECHNOLOGIES, INC.
2001 EQUITY INCENTIVE PLAN

___________________

2004 AMENDMENT

___________________

WHEREAS, Quick-Med Technologies, Inc. (the “Company”) maintains the Quick-Med Technologies, Inc. 2001 Equity Incentive Plan (the “Plan”), and the Board of Directors has duly approved a resolution to amend Section 3 of the Plan to increase by 1,000,000 the number of shares of the Company’s common stock (“Common Stock”) that may be awarded to participants under the Plan.

NOW, THEREFORE, BE IT RESOLVED: that the Plan be and it is hereby amended as follows, effective immediately but subject to approval of this amendment by the Company’s stockholders.

1.	Section 3 of the Plan is amended by replacing “3,000,000” with “4,000,000”.

2.
Each and every other provision of the Plan shall remain in full force and effect, subject only to the change set forth above, references to this amendment and references to the Plan as the “Amended Plan”.

WHEREFORE, the undersigned, being duly authorized officers of the Company, hereby adopt and approve this 2004 Amendment to the Plan, effective November 1, 2004.

QUICK-MED TECHNOLOGIES, INC.

By:	/s/ David S. Lerner
David S. Lerner
President

By:	/s/ Nam H. Nguyen
Nam H. Nguyen
Chief Financial Officer